EXHIBIT 23.1


                        CONSENT OF INDEPENDENT AUDITORS



     We consent to the reference to our firm under the caption "Experts" in Amendment No. 1 to the Registration Statement (Form S-3 No. 333-34441) and related Prospectus of Cornerstone Realty Income Trust, Inc. for the registration of $200,000,000 of debt securities, common shares or preferred shares and to the incorporation by reference therein of our reports dated January 24, 1997, with respect to the financial statements of Cornerstone Realty Income Trust, Inc. incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 1996 and the related financial statement schedule included therein, filed with the Securities and Exchange Commission.



                                                              Ernst & Young LLP

Richmond, Virginia
January 22, 1998